Exhibit 13(a)(4)(ii)

December 8, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by US Mortgage-Backed & Income Fund for Puerto Rico Residents, Inc. (formerly known as Puerto Rico Mortgage-Backed & U.S. Government Securities Fund, Inc. (the “Fund”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of US Mortgage-Backed & Income Fund for Puerto Rico Residents, Inc. dated December 8, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
San Juan, Puerto Rico

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us